Exhibit 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (together with any Exhibits hereto, this “Agreement”) is entered into on this 8th day of March, 2007, and is made by and between Eagle Pharmaceuticals, Inc. (the “Company”) and Scott Tarriff (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company wishes to retain the services of the Executive to serve as the President and Chief Executive Officer of the Company; and

WHEREAS, the Company desires to employ the Executive, and the Executive desires to accept such employment, pursuant to the terms and conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the premises, and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.                                      Term.  The Executive’s employment under this Agreement commences as of the date hereof (the “Start Date”) and will continue through the fifth anniversary of such date (the “Initial Term Expiration Date”); provided that upon the Initial Term Expiration Date, and each subsequent anniversary of such date, if applicable, the term of the Executive’s employment under this Agreement will automatically be extended by one year, unless either party hereto provides the other party with written notice at least 90 days before the Initial Term Expiration Date, or such subsequent anniversary of such date, if applicable, of such party’s decision not to extend the term of employment under this Agreement. Notwithstanding the foregoing, the Executive’s employment under this Agreement may be terminated at any time in accordance with Section 7. The period of the Executive’s employment under this Agreement is hereinafter referred to as the “Employment Period.”

2.                                      Title and Reporting.  During the Employment Period, the Executive will serve as the Company’s President and Chief Executive Officer, and will report to the Company’s board of directors (the “Board”).

3.                                      Duties.  During the Employment Period, the Executive will perform such duties and have such responsibilities as are consistent with his positions set forth in Section 2. The Executive agrees to devote substantially all his business time, attention, skill, and energy during normal business hours (except for paid time off, sick leave, and other excused leaves of absence) to such duties. Nothing in this Section 3, however, will be construed to prohibit the Executive from (a) serving as a director of any corporation that is not a competitor of the Company, provided that such service by the Executive does not materially interfere with the performance of his duties herein, or (b) engaging in civic, educational, family investment, religious, charitable, or other community or non-profit activities that do not impair his ability to fulfill his duties under this Agreement.

4.                                      Travel.  In the course of performing his duties, the Executive will be required to travel periodically and will be reimbursed for reasonable travel expenses in accordance with Section 5(e).

5.                                      Compensation.

(a)                                 Base Salary.  During the Employment Period, the Executive will receive an annual base salary of no less than $280,000. Such base salary will be payable in accordance with the Company’s normal payroll practices as in effect from time to time, will be reviewed by the Board at least annually, and will be subject to increase, but not decrease, by the Board from time to time. Hereinafter, such base salary, as increased, is referred to as the “Base Salary.”

(b)                                 Bonus.  During the Employment Period, the Executive will be eligible for an annual bonus, if any, to be determined at the discretion of the Board.

(c)                                  Paid Time Off.  During the Employment Period, the Executive will be entitled to 20 paid-time-off days each year. Up to five (5) unused days may be carried over and accumulated from year to year until the Executive’s employment is terminated.

(d)                                 Benefits.  During the Employment Period, the Executive will be entitled to participate in, and receive benefits under, any pension benefit plan, welfare benefit plan, or other employee benefit arrangement made available by the Company to its other senior executives, including, without limitation, health insurance, disability insurance, life insurance, and 401(k) plan. The Company acknowledges that the Executive is authorized to promptly establish such benefit plans and arrangements on behalf of the Company, subject to the approval of the Board.

(e)                                  Reimbursement for Business Expenses.  The Company will reimburse the Executive for all properly-documented expenses reasonably incurred or paid by him in connection with the performance of his duties hereunder.

(f)                                   Reimbursement for Legal Expenses.  The Company will reimburse the Executive for the attorneys’ fees and costs incurred by him in negotiating, drafting, revising, and finalizing this Agreement (subject to a maximum reimbursement of $20,000).

(g)                                  Withholdings.  All payments made under this Section 5, or under any other provision of this Agreement, will be subject to any and all federal, state, and local taxes and other withholdings to the extent required by applicable law.

6.                                      Equity Interest.  The Executive currently owns 851.5 shares of the Company’s common stock, $0.001 par value, with such equity to become 8,515,000 shares of such common stock as a result of the 10,000 to 1 stock split to occur in connection with the financing of the Company entered into contemporaneously with this Agreement. For purposes of this Agreement, this equity interest in the Company of the Executive will be referred to as the “Equity Interest.” In connection with the contemporaneous financing, the Executive agrees to certain contractual conditions being imposed on the Equity Interest. Such conditions are set forth in Exhibit A attached hereto.

7.                                      Termination of Employment.

(a)                                 Due to Death.  The Executive’s employment with the Company and the Employment Period will automatically terminate upon his death.

(b)                                 By the Company.  The Company may terminate the Executive’s employment and the Employment Period with or without “Cause” by providing a Notice of Termination, provided that if the Company terminates the Executive’s employment without Cause, then the Company must provide a Notice of Termination to the Executive at least 60 days prior to the Termination Date. For purposes of this Agreement, “Cause” will be defined in accordance with Exhibit B attached hereto.

(c)                                  By the Executive.  The Executive may terminate his employment with the Company and the Employment Period with or without “Good Reason” by providing a Notice of Termination, provided that if the Executive terminates his employment without Good Reason, then the Executive must provide a Notice of Termination to the Company at least 60 days prior to the Termination Date. For purposes of this Agreement, “Good Reason” will be defined in accordance with Exhibit C attached hereto.

(d)                                 Notice of Termination.  Any termination of employment by the Executive or the Company will be communicated by a “Notice of Termination.” A “Notice of Termination” means a written notice indicating the specific termination provision in this Agreement relied upon by the terminating party and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of employment under the provision so indicated.

(e)                                  Termination Date.  “Termination Date” means: (i) if employment is terminated because of the Executive’s death, the date of death; (ii) if employment is terminated by the Company without Cause or by the Executive without Good Reason, the date set forth in the Notice of Termination, provided that such date complies with the advance notice requirements set forth in Sections 7(b) and 7(c), as applicable; (iii) if employment is terminated by the Company with Cause or the Executive with Good Reason, the date specified in the Notice of Termination, provided that such date complies with the notice and cure requirements set forth in Exhibits B and C, as applicable; and (iv) if employment is terminated due to the non-extension of the Employment Period pursuant to Section 1, the date that the Employment Period expires. Notwithstanding the foregoing, if, within 30 days after a Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, then the Termination Date will be the date agreed to by the parties hereto or otherwise determined by a court of competent jurisdiction.

8.                                      Compensation Upon Termination of Employment.

(a)                                 Following Any Termination of Employment.  Upon any termination of the Executive’s employment with the Company, the Company will pay to the Executive (or his estate, as appropriate) no later than ten business days following the Termination Date: (i) the Base Salary through the Termination Date; (ii) any accrued but unused paid-time-off days as of the Termination Date; and (iii) any other accrued or vested benefits or reimbursements through the Termination Date to which the Executive is entitled by operation of contractual or statutory law.

(b)                                 Following a Termination by the Company without Cause or by the Executive with Good Reason. If the Executive’s employment with the Company is terminated by the Company without Cause, or if the Executive terminates his employment with Good Reason

(which shall in no event include Executive’s failure to renew this Agreement at the end of the Initial Term Expiration Date or any anniversary thereof), then, in addition to the payments set forth in Section 8(a), the Company will provide the Executive with continued payment of the Base Salary for a period of 12 months (the “Severance Period”) so long as Executive continues to comply with the provisions of Section 9.

9.                                      Restrictive Covenants.

(a)                                 During the Employment Period and for the one-year period immediately thereafter (the “Restriction Period”), the Executive will not, either directly or indirectly, for himself or any other person or entity, (i) solicit for employment, offer to hire, entice away, or enter into any contract with any person who at such time (or at any time during the six months preceding such time) was an employee or full-time consultant of the Company, or (ii) induce or otherwise encourage any such person to cease his or her employment or consulting relationship with the Company (other than through general advertising or other general solicitation not targeted to the Company’s employees or full-time consultants).

(b)                                 During the Restriction Period, the Executive may not be employed by, or otherwise participate in, directly or indirectly, in any capacity, in any business, that is researching, developing or marketing any product that was under research or development or being marketed by the Company or any affiliate on the Termination Date, provided that, at any time after six months following the Termination Date, the Executive may be employed by, or participate in, directly or indirectly, a generic drug company of which he is not a founder and which has been established for at least one year and filed at least one ANDA application; provided further, that Executive shall not be restricted from owning less than 5% of the outstanding voting securities of any publicly held company. During the Restriction Period, the Executive may not start or assist in starting a business that directly or indirectly is engaged in the research, development or marketing of any product that, as of the Termination Date, is under research, development or is being marketed by the Company or any affiliate.

(c)                                  The parties hereto agree that, in the event of the Executive’s violation of this Section 9, the damage to the Company will be irreparable and money damages may be difficult or impossible to ascertain and would not constitute an adequate remedy.

(d)                                 The Executive recognizes and agrees that the Company will be entitled to a temporary restraining order and a temporary and permanent injunction enjoining and prohibiting any acts prohibited by this Section 9.

10.                               Indemnification.  The Company will cover the Executive under any directors and officers insurance policy carried by it to no less than the same extent that it covers any of its other directors and officers, it being understood that the Company shall not be required to obtain such insurance.

11.                               Notices.  All notices and other communications provided for in this Agreement will be in writing and will be deemed to have been duly given when delivered and received by the other party, or one day after sending when sent by recognized overnight courier to the following addresses:

If to the Company:

135 Chestnut Ridge Road

Montvale, New Jersey

Attention: Chairman of the Board

If to the Executive:

28 Tudor Rose Terrace

Mahwah, New Jersey 07430;

with a copy to:

Chadbourne & Parke LLP

30 Rockefeller Plaza

New York, New York 10112

Fax: (646) 710-1127

Attention: Frank S. Vellucci, Esq.;

or to such other address as either party hereto will have furnished to the other in writing in accordance with this Section 11, except that such notice of change of address shall be effective only upon receipt.

12.                               Severability. In the event that any of the provisions of this Agreement, or the application of any such provisions to the Executive or the Company with respect to obligations hereunder, is held to be unlawful or unenforceable by any court, then the remaining portions of this Agreement will remain in full force and effect and will not be invalidated or impaired in any manner.

13.                               Waiver. No waiver by any party hereto of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, will be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of any other term or covenant contained in this Agreement.

14.                               Entire Agreement; Amendments; Section 409A.

(a)                                 This Agreement, together with the Voting and Drag-Along Agreement dated as of the date hereof among the Company and the parties thereto, the Right of First Refusal and Co-Sale Agreement dated as of the date hereof among the Company and the parties thereto and, the Employee Nondisclosure and Assignment of Intellectual Property Agreement dated as of the date hereof between the Company and the Executive and the Indemnification Agreement dated as of the date hereof between the Company and the Executive, contain the entire agreements between the Executive and the Company with respect to the subject matter hereof and thereof, and supersede any and all prior agreements and understandings, oral or written, between the Executive and the Company with respect to the subject matter hereof and thereof.

(b)                                 This Agreement may be amended only by an agreement in writing signed by the Executive and an authorized representative of the Company (other than the Executive).

(c)                                  The parties hereto acknowledge that the requirements of Internal Revenue Code Section 409A (“409A”) are still being developed and interpreted by government agencies, that certain issues under 409A remain unclear at this time, and that the parties hereto have made a good faith effort to comply with current guidance under 409A. Notwithstanding anything in this Agreement to the contrary, in the event that amendments to this Agreement are necessary in order to comply with future guidance or interpretations under 409A, including amendments necessary to ensure that compensation will not be subject to 409A, the Company and the Executive agree to negotiate in good faith the applicable terms of such amendments and to implement such negotiated amendments, on a prospective and/or retroactive basis, as needed; provided that in no event will the Company be required to pay, or implement any amendments that require it to pay, any additional compensation to the Executive.

15.                               Successors and Assigns.  The Executive’s obligations under this Agreement may not be assigned by him. Further, this Agreement may not be assigned by the Company without the express written consent of the Executive, and will be binding upon the Company’s successors.

16.                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which so executed will be deemed to be an original, and such counterparts will together constitute but one agreement.

17.                               Governing Law.  This Agreement will be governed by, and construed in accordance with, the laws of the State of New Jersey, without giving effect to its conflict of laws principles.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EAGLE PHARMACEUTICALS, INC,			SCOTT L. TARRIFF

By:	/s/ Scott Tarriff		/s/ Scott Tarriff
	Name:	Scott Tarriff	Signature
	Title:	President & CEO

EXHIBIT A

The Equity Interest will be subject to vesting and repurchase by the Company in accordance with the following terms and conditions:

1.                                      Vesting.  The Equity Interest will “vest” over the course of no more than four years as follows:

(a)                                 25% of the Equity Interest will vest on the first anniversary of the Start Date.

(b)                                 The remaining 75% of the Equity Interest will vest as follows: 1/36th of such 75% interest will vest on the 8th day of each month after the first anniversary of the Start Date, such that the entire 75% interest will become vested 36 months after the first anniversary of the Start Date.

(c)                                  Notwithstanding the foregoing, the Equity Interest will become thlly and immediately vested upon the termination of the Executive’s employment with the Company (i) by death, (ii) by the Company without Cause, or (iii) by the Executive with Good Reason.

(d)                                 Except as otherwise provided in this Section 1, the Equity Interest will cease to vest upon the termination of the Executive’s employment with the Company for any reason.

2.                                      Sale to the Company.  In the event that the Executive’s employment is terminated by the Company for Cause, or by the Executive without Good Reason, the Company may elect by giving written notice to the Executive within 90 days of the Termination Date to purchase, all or any part of, the Executive will be required to sell all or any part (as so designated in such written notice) of, the Equity Interest to the Company in accordance with this Section 2.

(a)                                 The purchase price for any portion of the Equity Interest that is vested at such time will be the “fair market value” as of the Termination Date of that portion of the Equity Interest.

(b)                                 The purchase price for any portion of the Equity Interest that is not vested at such time will be $.001 per share, as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and other like events.

(c)                                  Except as provided in this Section 2, the Executive will not be required to sell the Equity Interest to the Company following a termination of his employment.

3.                                      Fair Market Value.  “Fair market value” will be determined by agreement between the Executive and the Company within 30 days of the Executive’s Termination Date. If the Executive and the Company are not able to agree during such 30 day period, then the Company and the Executive shall retain a nationally recognized independent firm at the expense of the Company and the Executive (to be borne equally) to determine the fair market value. The determination by such firm shall be made in good faith in accordance with applicable industry standards. If the Company and the Executive are unable to agree on the independent firm within 45 days after the Executive’s Termination Date, the matter shall be submitted to arbitration in New York City to be conducted under the rules of the American Arbitration Association with a single arbitrator selected by the American Arbitration Association.  If the independent firm’s valuation is lower than the fair market value initially proposed by the Company, then fair market value shall be the amount initially proposed by the Company. If the independent firm’s valuation is highly than the fair market value initially proposed by the Executive, the fair market value shall be that initially proposed by the Executive.

Notwithstanding the foregoing, in the event that the Company’s stock is publicly traded on a recognized stock exchange or over the counter market at the time the “fair market value” is to be determined, “fair market value” per share will mean the closing price of a share of the Company’s stock on the stock exchange or over the counter market on which such stock is principally trading on the date of measurement (and if there were no trades on the measurement date, on the day on which a trade occurred next preceding such measurement date; provided that if the measurement date is a Sunday and the following Monday is a day on which trades occur, then the closing price of a share of stock on such Monday will be used).

4.                                      Timing.  The Company will pay the Executive for any Equity Interest sold to it via check or cash.

EXHIBIT B

For purposes of this Agreement, “Cause” shall consist of any of the following: (i) Executive’s neglect of or failure to perform Executive’s substantial duties or obligations to the Company in any material respect, including without limitation Executive’s material breach of this Agreement, after prior written notice by the Board to Executive specifically identifying the manner in which the Board believes that the Executive has not performed his substantial duties and a period of not less than thirty days to cure such breach, if capable of being cured; (ii) any willful misconduct having the effect of materially injuring the reputation, business or business relationships of the Company; (iii) Executive’s conviction of or plea of guilty or of nolo contendere to any crime or ‘offense involving money or other property of the Company, or an offense involving moral turpitude or a fraudulent act; (iv) Executive’s conviction of or plea of guilty or nolo contendere to or acceptance of deferred adjudication or judgment to any crime (whether or not involving the Company) constituting a felony in the jurisdiction involved; (v) any breach of a fiduciary duty prohibiting self-dealing by Executive to improperly secure any personal profit or gain in connection with the business of the Company; or (vi) the entry of an order of a court or securities regulatory or self-regulatory body which enjoins or otherwise sanctions or limits or restricts the performance by Executive under this Agreement, due to misconduct by Executive.

EXHIBIT C

For purposes of this Agreement, “Good Reason” will have the following meaning:

(i)                                     the failure of the Company to promptly pay to the Executive any undisputed compensation owed to him under this Agreement;

(ii)                                  any reduction in the Executive’s employee benefits or bonus opportunity, other than a reduction or change made generally to the employee benefits or bonus opportunity for all senior executives or as a result of an impairment in the Company’s finances;

(iii)                               the Company’s material diminution in the Executive’s duties, title, authority, or responsibilities, including failure to name or elect the Executive as a member of the Board, without Executive’s consent;

(iv)                              the Company’s assignment to the Executive of duties that are inconsistent with the duties stated in this Agreement;

(v)                                 a material breach by the Company of any provision of this Agreement;

(vi)                              requiring the Executive to relocate as a result of moving the Executive’s offices outside the greater New York City metropolitan area; or

(vii)                           the delivery by the Company of a written notice under Section 1 electing not to further extend the Employment Agreement;

provided that any breach, act, or omission by the Company will not constitute Good Reason if, to the extent curable, such breach, act, or omission is cured to the reasonable satisfaction of the Executive within 30 days of the Executive providing the Company with a Notice of Termination.

SPOUSAL ACKNOWLEDGEMENT

The undersigned spouse of Executive has read and hereby approves the foregoing Employment Agreement. In consideration of the Company’s entering into such Agreement, the undersigned hereby agrees to be irrevocably bound by all the terms of such Agreement, including (without limitation) the right of the Company (or its assigns) to purchase any Equity Interest in accordance with the terms of such Agreement.

/s/ Marsha L. Tarriff
Executive’s Spouse

Address:	28 Tudor Rose Terrace
Mahwah, NJ 07430

AMENDMENT TO EMPLOYMENT AGREEMENT

Scott Tarriff

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made as of the 26th day of January, 2014, by and between Eagle Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Scott Tarriff (the “Executive” and, together with the Company, the “Parties”) and amends those sections of the Employment Agreement between the Company and the Executive, dated as of March 8, 2007 (the “Agreement”) as expressly stated herein. Capitalized terms not defined herein shall have the meanings set forth in the Agreement.

WHEREAS, the Company and the Executive wish to clarify the manner of compliance with, or exemption from, Section 409A of the Internal Revenue Code of 1986, as amended of certain payments in the Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Parties hereby agree as follows:

1.             Amendment to Section 8(b) of the Agreement. Effective as of the date hereof, Section 8(b) of the Agreement is amended and restated in its entirety to read as follows:

(b)           Following a Termination by the Company without Cause or by the Executive with Good Reason.  If the Executive’s employment with the Company is terminated by the Company without Cause, or if the Executive terminates his employment with Good Reason (which shall in no event include the Executive’s failure to renew this Agreement at the end of the Initial Term Expiration Date or any anniversary thereof), then, in addition to the payments set forth in Section 8(a), the Company will provide the Executive with continued payment of the Base Salary for a period of 12 months (the “Severance Period”) so long as the Executive continues to comply with the provisions of Section 9 and such payments will commence on the first payroll date following the Executive’s Termination Date.

2.             Amendment to Section 14 of the Agreement. Effective as of the date hereof, Section 14 of the Agreement is amended to include the following new Section 14(d) after Section 14(c):

(d)           Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A and the regulations and other guidance thereunder and any state law of similar effect.  Severance benefits shall not commence until the Executive has a “separation from service” for purposes of Section 409A.  Each installment of severance benefits is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9).  However, if such exemptions are not available and the Executive is, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of

(i) six (6) months and one day after the Executive’s separation from service, or (ii) the Executive’s death.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

EAGLE PHARMACEUTICALS, INC.

By:	/s/ Scott Tarriff
Name: Scott Tarriff
Title: President and Chief Executive Officer

EXECUTIVE

/s/ Scott Tarriff
Scott Tarriff

[Signature Page to Amendment to Employment Agreement]